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                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0104
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FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Granoff                         Jonathon                G
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   (Last)                            (First)              (Middle)

     1 Belmont Avenue, Suite 300
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                                    (Street)

     Bala Cynwyd                       PA                   19004
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     01/08/2001

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Sentry Technology Corp.

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          60,000                      D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.

                                                                          (Over)
                                                                 SEC 1473 (7-97)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
1. Title of Derivative   Date       Expira-                                Number           Price of       Indirect       Beneficial
   Security              Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
No securities are
beneficially owned
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====================================================================================================================================

Explanation of Responses:

      /s/ Jonathon Granoff                                      1/29/01
-----------------------------------------------          -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). market price on date exercised.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.

                                                                          Page 2
                                                                 SEC 1473 (7-97)